Exhibit 99.1

HBT Financial, Inc. Announces
Issuance of $85 Million in Subordinated Notes
Bloomington, IL, March 11, 2026 – HBT Financial, Inc. (NASDAQ: HBT) (the “Company” or “HBT Financial”), the holding company for Heartland Bank and Trust Company (“Heartland Bank”), today announced the issuance and sale of $85 million in aggregate principal amount of Fixed-to-Floating Rate Subordinated Notes due 2036 (the “Notes”) to certain qualified institutional buyers and institutional accredited investors in a private placement transaction. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include potential share repurchases.
The Notes will bear interest at an initial fixed rate of 5.75% for five years and will reset quarterly thereafter to the then current three-month SOFR rate plus 233 basis points. The Company may redeem the Notes, in whole or in part, at its option, on or after March 15, 2031, or prior to such date, in whole but not in part, under certain limited circumstances. The Notes are intended to qualify as Tier 2 capital of the Company for regulatory purposes.
Piper Sandler & Co. acted as sole placement agent. Vedder Price P.C. served as legal counsel to the placement agent and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel to the Company.
About HBT Financial, Inc.
HBT Financial, Inc., headquartered in Bloomington, Illinois, is the holding company for Heartland Bank and Trust Company, and has banking roots that can be traced back to 1920. HBT Financial provides a comprehensive suite of financial products and services to consumers, businesses, and municipal entities throughout Illinois, eastern Iowa, and suburban St. Louis through 83 full-service branches. As of December 31, 2025, HBT Financial had total assets of $5.1 billion, total loans of $3.5 billion, and total deposits of $4.4 billion.
CONTACT:
Peter Chapman
HBTIR@hbtbank.com
(309) 664-4556